Ford

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD MOTOR COMPANY REPORTS FEBRUARY U.S. SALES

•  Ford sales totaled 244,021, down 4 percent compared with a year ago.
•  Ford's F-Series truck up 6 percent.
•  Ford, Lincoln and Mercury cars up 2 percent on continued strong demand for all-new Ford Fusion, Mercury Milan and Lincoln Zephyr.
•  Land Rover dealers report record February sales.
•  Ford announces second quarter 2006 North American production plans.

DEARBORN, Mich., Mar. 1 - U.S. customers purchased or leased 244,021 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Land Rover and Volvo dealers in February, down 4 percent compared with a year ago. Year-to-date through February, sales totaled 449,692, down 1 percent.

Ford's F-Series truck posted another sales increase to start the year. F-Series sales totaled 62,862, up 6 percent compared with a year ago.

The company's domestic brands (Ford, Mercury, and Lincoln) achieved higher car sales for the second month in a row on continued strong demand for their all-new, mid-size sedans. Combined sales for the Ford Fusion, Mercury Milan and Lincoln Zephyr totaled 13,388.

Land Rover dealers reported record February sales of 3,453, up 28 percent compared with a year ago.

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North American Production Plan
The company plans to produce 890,000 vehicles (325,000 cars and 565,000 trucks) in the second quarter 2006. In the second quarter 2005, the company produced 906,000 vehicles (294,000 cars and 612,000 trucks).

In the first quarter 2006, the company plans to build 885,000 vehicles (320,000 cars and 565,000 trucks). This plan is equal to the previously-announced production plan.

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